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                                                                     Exhibit 2.2



JAMES L. LOPES (No. 63678)
JEFFREY L. SCHAFFER (No. 91404)
JANET A. NEXON (No. 104747)
HOWARD, RICE, NEMEROVSKI, CANADY, FALK & RABKIN
A Professional Corporation
Three Embarcadero Center, 7th Floor
San Francisco, California  94111-4065
Telephone:  415/434-1600
Facsimile:  415/217-5910

Attorneys for Debtor and Debtor in Possession
PACIFIC GAS AND ELECTRIC COMPANY

                         UNITED STATES BANKRUPTCY COURT

                         NORTHERN DISTRICT OF CALIFORNIA

                             SAN FRANCISCO DIVISION

In re                                         Case No. 01-30923 DM

PACIFIC GAS AND ELECTRIC COMPANY, a           Chapter 11 Case
California corporation,
                                              [NO HEARING REQUIRED]
                  Debtor.


Federal I.D. No. 94-0742640

           ORDER GRANTING PROPONENTS' EX PARTE APPLICATION FOR ORDER
                            DATED FEBRUARY 27, 2004
         APPROVING TECHNICAL CORRECTIONS TO PLAN OF REORGANIZATION AND
                        SUPPLEMENTING CONFIRMATION ORDER
                        TO INCORPORATE SUCH CORRECTIONS

          The Court having considered the "Plan Proponents' Ex Parte Application for Order Approving Technical Corrections to Plan of Reorganization and Supplementing Confirmation Order to Include Corrections" (the "Application") and the supporting Declaration Of James L. Lopes, and the Court having determined that the technical corrections to the Plan of Reorganization Under Chapter 11 Of The Bankruptcy Code For Pacific Gas And Electric Company Dated July 31, 2003 As Modified By Modifications Dated November 6, 2003 And December 19, 2003 (the "Plan") as set forth in the

 ORDER ON PROPONENTS' EX PARTE APPL. FOR ORDER APPROVING TECHNICAL REV. TO PLAN

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Application meet the requirements of Section 11.11(a) of the Plan and 11 U.S.C.
Section 1127(b), and the Court having determined that adequate notice of the Application has been provided as appropriate under the circumstances, and good cause appearing therefor,

          IT IS HEREBY ORDERED that
          1.  The Application is granted;
          2. The technical corrections to the Plan as described in the Application and as set forth on Exhibit A hereto (hereafter the "corrective modifications") are approved; and
          3. The Order Confirming Plan of Reorganization Under Chapter 11 Of The Bankruptcy Code For Pacific Gas And Electric Company Proposed By Pacific Gas And Electric Company, PG&E Corporation And The Official Committee Of Unsecured Creditors Dated July 31, 2003, As Modified, entered herein on December 22, 2003 (the "Confirmation Order") is hereby supplemented to include such corrective modifications to Sections 7.2, 7.4 and 8.2(k) and Exhibit A to the Plan, such that Exhibit A to the Confirmation Order is deemed to include such corrective modifications.

Dated:  February 27 2004
        __________________


                                                  /s/ DENNIS MONTALI
                                        ______________________________________
                                               HONORABLE DENNIS MONTALI
                                            UNITED STATES BANKRUPTCY JUDGE


 ORDER ON PROPONENTS' EX PARTE APPL. FOR ORDER APPROVING TECHNICAL REV. TO PLAN


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                                    EXHIBIT A

    BLACKLINE OF SECTIONS 7.2, 7.4, 8.2(K) AND EXHIBIT A TO THE PLAN SHOWING
       CORRECTIVE MODIFICATIONS (CHANGES SHOW AS BOLDED AND UNDERSCORED)

      7.2   New Money Notes; New Mortgage Bonds.

            (a) Issuance of New Money Notes, New Mortgage Bonds. On or before the Effective Date, THE DEBTOR AND/OR the Reorganized Debtor shall sell and issue new debt securities in the original principal amount of approximately $8.7 billion, the general terms of which are set forth on the Summary of Terms of Debt Securities (the "New Money Notes"). To the extent the amount of Allowed Claims is greater or the amount of the Debtor's Cash available for payment of Claims is lower than the estimates on which the Plan is based, or to the extent that Cash must be used to settle hedge agreements entered into by the Debtor prior to the Effective Date pursuant to Section 7.4 below or pursuant to a Bankruptcy Court order an on a noticed motion by the Debtor, the amount of New Money Notes will be increased. To the extent the amount of Allowed Claims is lower or the amount of the Debtor's Cash available for payment of Claims is greater than the estimates on which the Plan is based (including a reduction of up to $450 million if all or a portion of the payment or purchase of the Reimbursement Obligations under Class 4f are paid in Cash from the proceeds of the issuance and sale of refunding bonds, and a reduction of up to $345 million if none of the New Money Notes are secured on the Effective Date and the New Mortgage Bonds are exchanged for PC-Related Mortgage Bonds), or to the extent the credit facilities or the accounts receivable financing programs described in
Section 7.3 below are used to fund the payment of Claims, the amount of New Money Notes will be decreased. If any of the New Money Notes are secured on the Effective Date, contingent notes (in addition to the contingent notes to be issued to holders of Class 4c Claims) may be issued under the same indenture as the New Money Notes and ranking pari passu therewith, as security for obligations of the Reorganized Debtor after the Effective Date, with the amounts under such contingent notes payable only to the extent that the Reorganized Debtor has failed to satisfy the underlying obligation. If none of the New Money Notes are secured on the Effective Date and the New Mortgage Bonds are exchanged for PC-Related Mortgage Bonds, contingent notes may be issued under the same indenture as the New Mortgage Bonds and ranking

        PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003 AND
                               DECEMBER 19, 2003

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pari passu therewith, as security for obligations of the Reorganized Debtor after the Effective Date, with the amounts under such contingent notes payable only to the extent that the Reorganized Debtor has failed to satisfy the underlying obligation.

            (b) Mechanics of New Money Notes Offering. Once the registration statement with respect to the New Money Notes has been declared effective by the SEC, the New Money Notes will be priced. The settlement date for the sale of the New Money Notes by the Debtor and/or the Reorganized Debtor will be determined in accordance with Securities and Exchange Act rules, and will generally be three (3) Business Days after the pricing of the New Money Notes. On the settlement date, the gross proceeds from the New Money Notes issuance, together with funds sufficient to pay accrued interest and a redemption premium through the Mandatory Redemption Date (as defined below), will be placed in escrow. Also on the settlement date, the Debtor will pay any commissions due and owing to the underwriters of the offering of the New Money Notes. The funds in the escrow shall be released to THE DEBTOR AND/OR the Reorganized Debtor on the Effective Date; provided, however, that if the Effective Date does not occur by the ninetieth (90th) day following the settlement date for the New Money Notes (the "Mandatory Redemption Date"), the New Money Notes will be thereafter mandatorily redeemed and the escrowed funds will be used to effect such redemption.


  PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003 AND DECEMBER 19,
                                      2003


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          7.4 Binding Obligations. Any obligation entered into by the
Reorganized Debtor pursuant to Section 7.2 or Section 7.3 herein shall be a valid obligation, binding upon and enforceable against THE DEBTOR AND/OR the Reorganized Debtor, AS THE CASE MAY BE, by the counterparty or counterparties to such obligation in accordance with the terms and conditions of such obligation.


  PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003 AND DECEMBER 19,
                                      2003


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          8.2 Conditions Precedent to Effectiveness. The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Section 8.4 hereof:

            (a) the Effective Date shall have occurred on or before March 31, 2004;

            (b) all actions, documents and agreements necessary to implement the Plan shall have been effected or executed;

            (c) the Debtor and the Parent shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtor and the Parent to be necessary to implement the Plan;

            (d) S&P shall have issued a long-term issuer credit rating for the Reorganized Debtor of not less than BBB-, and Moody's shall have issued an issuer rating for the Reorganized Debtor of not less Baa3.

            (e) S&P and Moody's shall have issued credit ratings for the New Money Notes of not less than BBB- and Baa3, respectively;

            (f) The Commission shall have given its Final Approval of the Commission Settlement Agreement on behalf of the Commission;

            (g) Each of the parties to the Commission Settlement Agreement shall have executed and delivered to one another counterpart copies of the Commission Settlement Agreement;

            (h) The Commission shall have given its Final Approval for all rates, tariffs and agreements necessary to implement the Plan;

            (i) The Commission shall have given its Final Approval for all of the financings, securities and accounts receivable programs provided for in the Plan;

            (j) the Plan shall not have been modified in a material way, including any modification pursuant to Section 11.11 hereof, since the Confirmation Date; and

            (k) THE DEBTOR AND/OR the Reorganized Debtor shall have consummated the sale of the New Money Notes as contemplated by the Plan.


  PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003 AND DECEMBER 19,
                                      2003


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                              EXHIBIT A TO THE PLAN

                       SUMMARY OF TERMS OF DEBT SECURITIES

          The New Money Notes will be secured to the extent necessary to obtain the issuance of credit ratings by S&P and Moody's of not less than BBB- and Baa3, respectively, or, even if not necessary to obtain such credit ratings, for the purpose of reducing the interest rates on the New Money Notes if determined to be appropriate, in the sole discretion of the Debtor and the Reorganized Debtor, under then-existing market conditions. Some series of the New Money Notes may be secured, while other series may be unsecured.

I.   NEW MONEY NOTES

ISSUER(1)                Reorganized Debtor.

AMOUNT(2)                $8.7 billion

CREDIT RATING            At least BBB- by S&P and Baa3 by Moody's.

COUPON RATE              The coupon rates are expected to reflect market
                         clearing yields for a primary offering for comparable maturity and size of issue at the time of issuance of issuers in the same industry with the same credit rating, among other factors.

MATURITY Up to thirty (30) years from issuance; actual maturities will depend on market conditions on the date of issuance and the Reorganized Debtor's need or desire to stagger maturities.

AMORTIZATION             The New Money Notes will provide for principal payment
                         at maturity or may amortize, depending on market conditions on the date of issuance and the Reorganized
                         Debtor's need or desire to stagger required payments.

DENOMINATIONS            $1,000

INTEREST PAYMENT DATE(S) To be determined at issuance.

RANKING Unsecured New Money Notes will be pari passu with other unsecured notes.

                         Secured New Money Notes will be senior to all unsecured debt.


----------

     (1) ALL REFERENCES TO THE REORGANIZED DEBTOR SHALL INCLUDE THE DEBTOR.

     (2) The amount of New Money Notes may increase or decrease in accordance with Section 7.2 of the Plan.


  PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003 AND DECEMBER 19,
                                      2003


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OPTIONAL REDEMPTION      The redemption provisions of the New Money Notes will
                         reflect market conditions at the time of issuance and be determined by negotiation between the Reorganized Debtor and the underwriter(s).

COLLATERAL               If any of the New Money Notes are secured, such
                         secured notes will be secured by a first lien on fixed, personal and other property of the Reorganized
                         Debtor used in its business and located in California
                         (including after-acquired property), subject to permitted liens and exceptions to collateral as determined by negotiation between the Reorganized
                         Debtor and the underwriter(s).

COVENANTS                The indentures (and any supplemental indentures)
                         under which the New Money Notes will be issued will include covenants in respect of actions the Reorganized Debtor must take or is precluded from taking similar to those included in indentures governing long-term notes of comparable credit rating and security at the time of the issuance of the New
                         Money Notes as determined by negotiation between the Reorganized Debtor and the underwriter(s).

RELEASE OF COLLATERAL    If any of the New Money Notes are secured, the
                         indenture will include standard provisions permitting the Reorganized Debtor to obtain the release of property from the lien of the indenture.

EVENTS OF DEFAULT        The indentures (and any supplemental indentures)
                         under which the New Money Notes will be issued will include events of default similar to those included in indentures governing long-term notes of comparable credit rating and security at the time of the issuance of the New Money Notes as determined by negotiation between the Reorganized Debtor and the underwriter(s).

AMENDMENTS               The indentures (and any supplemental indentures) under
                         which the New Money Notes will be issued will include amendment provisions similar to those included in indentures governing long-term notes of comparable credit rating and security at the time of the issuance of the New Money Notes.

II. NEW MORTGAGE BONDS (TO BE ISSUED ONLY IF NONE OF THE NEW MONEY NOTES ARE SECURED ON THE EFFECTIVE DATE)

ISSUER                   Reorganized Debtor

AMOUNT                   $345,000,000

COUPON RATE AND          Identical to currently outstanding PC-Related
MATURITY                 Mortgage Bonds.

AMORTIZATION             Identical to principal maturity schedule of currently
                         outstanding PC-Related Mortgage Bonds.

CREDIT RATING            N/A


  PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003 AND DECEMBER 19,
                                      2003


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